Exhibit 99.1

     National Dentex Corporation Announces First Quarter Results

    WAYLAND, Mass.--(BUSINESS WIRE)--April 27, 2006--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2006. For the quarter, the Company reported $36,789,000 in sales, an increase of 15.2% from the first quarter of 2005. Net income for the quarter was $2,149,000, or $.38 per share on a diluted basis, up 20.8% from the first quarter of 2005. In the same quarter of the prior fiscal year sales were $31,946,000 and net income was $1,779,000 or $.32 per share on a diluted basis. Sales and net income for the first quarter of the prior fiscal year include only one month of results of operations of Green Dental Laboratories, Inc., which National Dentex acquired on March 1, 2005.
    David Brown, President and CEO, commented: "As we enter the second quarter of 2006 we remain focused on our Reliance(TM) laboratories, which are committed to delivering a superior client experience. We also remain committed to providing our industry-leading technical expertise to our clients and to giving them and their practices the solutions they need. We believe that our new products, new technologies, practice support and continuing education all help differentiate us in the marketplace for dental laboratory products and services and that our superior service will create a preference for our laboratories and help us build a long-term loyal client base. We believe that our approach also helps us by constantly bringing us closer to our clients so that we can better understand, and ultimately better cater to, their needs and preferences. Our acquisition program will continue to search out opportunities to add laboratories to our family of existing laboratories that are capable and committed to providing this enhanced level of client service."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 22,000 dentists through 45 dental laboratories located in 30 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.
    Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefits costs, such as China; National Dentex's ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the Nasdaq National Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K.


                      National Dentex Corporation
                           Earnings Results
                              (Unaudited)
                 (In Thousands, except per share data)

                                       Quarter Ended March 31,
                                    ------------------------------
                                            2005           2006
                                    ---------------  -------------
Net Sales                                  $31,946        $36,789
Cost of Goods Sold                          18,018         20,861
                                    ---------------  -------------
   Gross Profit                             13,928         15,928

Operating Expenses                          10,764         11,967
                                    ---------------  -------------
   Operating Income                          3,164          3,961

Other Expense                                  128            211
Interest Expense                                71            289
                                    ---------------  -------------
   Income Before Tax                         2,965          3,461

Income Taxes                                 1,186          1,312
                                    ---------------  -------------
   Net Income                               $1,779         $2,149
                                    ===============  =============
Weighted Average
   Shares Outstanding:
      - Basic                                5,272          5,430
      - Diluted                              5,557          5,727

Net Income per Share:
      - Basic                                $0.34          $0.40
      - Diluted                              $0.32          $0.38



                      National Dentex Corporation
                      Selected Balance Sheet Data
                              (Unaudited)
                            (In thousands)

                               December 31,    March 31,
                                    2005          2006
                               ---------------------------

Cash and Equivalents                    $401       $2,419
Accounts Receivable - net             15,064       16,085

Current Assets                        25,810       28,131
Current Liabilities                   14,684       15,672
                               ---------------------------
     Working Capital                  11,126       12,459

Total Assets                         117,119      119,242

Long Term Liabilities                 26,361       24,677
Stockholders' Equity                 $76,074      $78,893

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422
             Executive Vice President, Treasurer & CFO